Exhibit 99.1

Lee Pharmaceuticals Announces Year-End Results

Lee Pharmaceuticals (OTC Bulletin Board symbol: LPHM) reported results for the three months and fiscal year ended September 30, 2004, as compared to same periods ended September 30, 2003.

A comparison of the operating results is as follows:

	Three Months Ended September 30 (000 omitted)		Fiscal Year Ended September 30 (000 omitted)
	2004	2003	2004	2003

Gross revenues	$2,294	$1,784	$9,477	$9,730
Net revenues	$2,268	$1,605	$8,533	$8,758
Net (loss)	$(331)	$(829)	$(1,229)	$(1,104)
Current assets	$3,747	$3,431	$3,747	$3,431
Current liabilities	$7,266	$6,956	$7,266	$6,956
Total assets	$6,297	$6,060	$6,297	$6,060
Long-term debt	$4,346	$3,386	$4,346	$3,386

Total stockholders’ (deficit)	$(5,821)	$(4,592)	$(5,821)	$(4,592)

Per share:
Basic (loss) per share	$(.08)	$(.20)	$(.30)	$(.27)

In fiscal 2004, net revenues declined approximately 3% to $8,533,000 from $8,758,000 in fiscal 2003.  The decrease ($225,000) in net revenues was principally attributed to lower sales volume associated with the Lee® Lip-Ex® lip balm category ($111,000), various personal care items ($207,000) and One Step at a Time® ($169,000).  In addition, the Company experienced lower volume from a number of its many over-the-counter items ($367,000).  The Company believes that these declines are to be expected from old established brands that are not being supported by advertising or promotion.  Somewhat offsetting these decreases in net revenues were increases in the private label ($231,000) segment along with the added sales of a newly acquired brand ($193,000).  Also, the Company reported increases in several over-the-counter items ($248,000).  The Company’s sales returns decreased approximately $28,000 or 3% when comparing fiscal years 2004 and 2003.  The Company experienced fewer deletions of their SKUs (stock keeping units) at the retail store level during fiscal 2004.  Company efforts have continued in the direction of expansion into the private label business segment.

The Company reported a net loss of $1,229,000, or 30 cents per share, during fiscal year 2004.  This compares to a net loss of $1,104,000, or 27 cents per share, in fiscal year 2003.  Contributing to the loss during fiscal year 2004 was an increase in the allowance for obsolete inventory ($456,000).

The Company reported a decrease of $154,000 in other income when comparing fiscal years 2004 and 2003.  The decrease was attributed to lower realized gains from the sale of four of the Company’s product lines ($191,000), a decrease in the Company’s portion of the net profits from its investment of a product line with Monticello Drug Company ($153,000) and a decrease of property tax refunds recorded as other income ($15,000).  Offsetting these decreases was an increase of $205,000 from the Company’s distribution agreement with Monticello Drug Company.

Lee Pharmaceuticals is engaged in the purchase, manufacture, and marketing of a range of consumer products, including over-the-counter drug items, health and beauty aids, cosmetics and prescription drug products containing controlled substances, and dental/orthodontic products.